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                                                                      EXHIBIT 21


Gundle/SLT Environmental, Inc.

SUBSIDIARY LIST:

GSE International, Inc.
GSE Lining Technology, Inc.
GSE Foreign Sales Ltd.
GSE Clay Lining Technology Co.
GSE Lining Technology GmbH
GSE Lining Technology Pty Ltd
GSE (UK) Limited
GSE Lining Technology Limited
Gundle Environmental Ltd.
SGS Geosystems Limited
Geoplastics Gesellschaft Fur Abdichtungssysteme mbH
Deposita Folientechnik GmbH
Hyma/GSE Lining Technology Co.
Hyma/GSE Manufacturing Co.
GSE Lining Technology Company Ltd.
GSE Lining Technology S.L.
GSE Australia Limited
GSE Gulf Offshore Ltd
GSE Gulf FZE (in liquidation)
Deposita Folientechnik GmbH
Deposita Folientechnik GmbH
Ground Sea Air International Forwarders, Inc.
GSE Lining Technology (Canada) LTD
Serrot International, Inc. Sales Corp.
Bentofix Technologies, Inc.
Bentofix Technologies (USA) Inc.